UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

Commission File Number 333-169955

GIA INVESTMENTS CORP.

(Exact name of registrant as specified in its charter)

Room B1, 14F, Number 85, Section 4

Ren’ai Road, Da’an District

Taipei City, Taiwan

(Address, including zip code,
of registrant’s principal executive offices)

Common Stock, $.001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)

Rule 12g-4(a)(2)

Rule 12h-3(b)(1)(i)

Rule 12h-3(b)(1)(ii)

Rule 15d-6	X

Rule 15d-22(b)

Approximate number of holders of record as of the certification or notice date: -101-

Pursuant to the requirements of the Securities Exchange Act of 1934 GIA INVESTMENTS CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 22, 2019	By:	/s/ Hsiao Yi Tsung
Hsiao Yi Tsung, CEO